EXHIBIT 20.1.  PRESS RELEASE ISSUED BY THE COMPANY DATED SEPTEMBER 13, 2002


        FIRST ALLIANCE CORPORATION PRESS RELEASE DATED SEPTEMBER 13, 2002


COMPANY CONTACT:
----------------
Jerry Hager
Executive VP and General Counsel
(949) 224-8409


For Immediate Release
---------------------


     FIRST ALLIANCE CORPORATION ANNOUNCES APPROVAL OF SETTLEMENT OF CLAIMS,
                   CONFIRMATION OF AMENDED DEBTOR'S JOINT AND
          CONSOLIDATED PLAN OF REORGANIZATION IN U.S. BANKRUPTCY COURT


         IRVINE, CALIF. (SEPTEMBER 13, 2002) - FIRST ALLIANCE CORPORATION (OTC:
FACOQ) (the "Company"), along with several of its subsidiaries, announces that on September 9, 2002, the United States District Court for the Central District of California (the "Court") approved the previously disclosed settlement reached between the Company and various litigants, including a certified class of borrowers, other private plaintiffs, the Federal Trade Commission and six states. Additionally, on September 10, 2002, the Court confirmed the Amended Debtor's Joint and Consolidated Plan of Reorganization (the "Amended Plan").

         As to the Company's shareholders, the settlement provides, in pertinent part, that, under the terms of the Amended Plan, the Company will cancel all issued and outstanding shares of the Company's common stock ("FACO Shares"). After the Effective Date of the Amended Plan, a payment will be made to those persons who held FACO Shares on the Effective Date. The payment will be made from a fund to be established pursuant to the settlement. FACO Shareholders will be paid the lesser of $1.50 per share or the shareholder's purchase basis of such shares prior to cancellation, provided that the total amount of such payments to all shareholders does not exceed $3,250,000.00. Any FACO shares traded after February 25, 2002, will be presumed to have a purchase basis not to exceed $.09. If the total amount of such payments exceeds $3.25 million, the payment to each former shareholder of the Company will be reduced on an equal proportionate basis until the total payments do not exceed $3.25 million. Certain shareholders, including Brian and Sarah Chisick, have waived any payment for FACO shares they hold.

         Until March 2000, First Alliance Corporation was a sub-prime lender headquartered in Irvine, California, whose business was making mortgage loans primarily to borrowers with impaired credit.

         "Safe Harbor" Statement Regarding Forward - looking Information or
Statements:

         Certain of the matters discussed in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for such forward-looking statements. To comply with the terms of the safe harbor, the Company notes that a variety of risks and uncertainties, including, without limitation, regulatory, operating, competitive and market risks, risks related to the Company as a sub-prime lender, negative cash flows and capital needs, results of events relating to the pending Chapter 11 proceedings under the U.S. Bankruptcy Code, and other factors, risks, and uncertainties may cause actual results to differ materially from such forward-looking information. Such factors that could cause results to differ materially from those in the forward-looking statements are detailed from time-to-time in reports filed by the Company or its parent with the U.S. Securities and Exchange Commission, including Forms 8K, 10Q and 10K (a copy of which may also be obtained from the Company at (949) 224-8377).


                                       4